Exhibit 7.1


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                            SHARE PURCHASE AGREEMENT

         This Share Purchase Agreement ("Agreement"), dated as of June 22, 1998, among GEOTECH MANAGEMENT SERVICES LTD. ("GTM"), a Bahamian Corporation, and CANARAB ACQUISITIONS CORP. ("CAC") , a Yukon Corporation.


                              W I T N E S S E T H:

         A. WHEREAS, The Ohio & Southwestern Energy Company ("OSWE") is a corporation duly organized under the laws of the State of Colorado, and CAC is a Corporation organized in Yukon.

         B. Purchase of Shares. CAC shall purchase 8,650,000 common shares of OSWE free and clear of liens and encumbrances, from GTM and others.

         C. WHEREAS, the parties hereto wish to enter into this Agreement, pursuant to the provisions of the Colorado Revised Statutes.

         NOW, THEREFORE, it is agreed among the parties as follows:


                                    ARTICLE I

                                The Consideration

         1.1 Subject to the conditions set forth herein on the "Closing Date" (as herein defined), GTM shall sell or cause to be delivered for sale and CAC shall purchase 8,650,000 common shares of OSWE common stock. The transactions contemplated by this Agreement shall be completed at a closing ("Closing") on a closing date ("Closing Date") on or before June 10, 1998. The purchase price for the OSWE shares to be paid by CAC to GTM is $160,000 which shall be delivered at closing.

         On the Closing Date, all of the documents to be furnished pursuant to this Agreement, including the documents to be furnished pursuant to Article VII of this Agreement, shall be delivered to M.A. Littman, to be held in escrow until all closing conditions hereunder have been met or the date of termination of this Agreement, but no longer than 10 days after closing date, whichever first occurs, and thereafter shall be promptly distributed to the parties as their interests may appear.

         1.2 Concurrent with the execution hereof, CAC shall deposit or cause to be deposited with M.A. Littman as a non-refundable consideration for this agreement which will be a general retainer of $25,000 to pay legal fees of M.A. Littman in connection with the transaction and the 90 day period thereafter. Further, the sum of $160,000 shall be paid into escrow with M.A. Littman for delivery to GTM upon receipt of the shares (8,650,000) of OSWE common stock.


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         1.3 For  accounting  purposes,  the Agreement  shall be effective as of
12:01 a.m., on the last day of the month preceding the Closing Date.

                                   ARTICLE II

                               Issuance of Shares

         2.1 The shares of $.0001 par value common stock of OSWE shall be delivered and conveyed by GTM or GTM shall cause to be conveyed to CAC at closing by Bill of Sale and duly executed stock powers, upon receipt of the cash consideration by GTM.

         2.2 GTM represents that no outstanding options or warrants for unissued shares exist for OSWE.

                                   ARTICLE III

          Representations, Warranties and Covenants of GTM as to OSWE

         No representations or warranties are made by any director, officer, employee or shareholder of OSWE as individuals, except as and to the extent stated in this Agreement or in a separate written statement.

         GTM hereby represents, warrants and covenants to CAC and will cause OSWE to so represent and warrant, except as stated in the OSWE Disclosure Statement, as follows:

         3.1 OSWE is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of OSWE, copies of which have been delivered to CAC, are complete and accurate, and the minute books of OSWE contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of OSWE.

         3.2 The aggregate number of shares which OSWE is authorized to issue is 1,000,000,000 shares of common stock with a par value of $.0001 per share, of which approximately 9,116,695 shares of such common stock will be issued and outstanding, fully paid and non-assessable, prior to closing under this agreement. OSWE has no outstanding options, warrants or other rights to purchase, or subscribe to, or securities convertible into or exchangeable for any shares of capital stock.

         3.3 OSWE has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.


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         3.4  Neither  the  making  of nor the  compliance  with the  terms  and provisions of this Agreement and consummation of the transactions contemplated herein by OSWE will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of OSWE.

         3.5 The execution of this Agreement has been duly authorized and approved by the OSWE's Board of Directors.

         3.6 OSWE has delivered to CAC financial statements of OSWE dated December 31, 1997. All such statements, herein sometimes called "OSWE Financial Statements" are (and will be) complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of OSWE of the periods indicated. All statements of OSWE will have been prepared in accordance with generally accepted accounting principles.

         3.7 Since the dates of the OSWE Financial Statements, there have not been any material adverse changes in the business or condition, financial or otherwise, of OSWE. OSWE does not have any material liabilities or obligations, secured or unsecured except as shown on updated financials (whether accrued, absolute, contingent or otherwise).

         3.8 OSWE has delivered to CAC a list and description of all pending legal proceedings involving OSWE, none of which will materially adversely affect them, and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving material claims pending, or, to the knowledge of the officers of OSWE, threatened against OSWE or affecting any of its assets or properties, and OSWE is not in any material breach or violation of or default under any contract or instrument to which OSWE is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by OSWE under any contract or other instrument to which OSWE is a party or by which they or any of their respective properties may be bound or affected, or under their respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to OSWE.

         3.9 OSWE shall not enter into or consummate any transactions prior to the Closing Date other than in the ordinary course of business and will pay no dividend, or increase the compensation of officers and will not enter into any agreement or transaction which would adversely affect its financial condition.

         3.10 OSWE is not a party to any contract performable in the future.

         3.11 The representations and warranties of OSWE shall be true and correct as of the date hereof and as of the Closing Date.


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         3.12 OSWE has delivered to CAC, all of its corporate  books and records for review, true and correct copies of OSWE's tax return since 1996, if any. OSWE will also deliver to CAC on or before the Closing Date any reports relating to the financial and business condition of OSWE which occur after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.

         3.13 OSWE has no employee benefit plan in effect at this time.

         3.14 No representation or warranty by OSWE in this Agreement, the OSWE Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

         3.15 OSWE has delivered, to CAC true and correct copies of the OSWE 10-K and each of its other reports to shareholders and filing with the Securities and Exchange Commission ("SEC") for the current year. OSWE will also deliver to CAC on or before the Closing Date any reports relating to the financial and business condition of OSWE which are filed with the SEC after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.

         3.16 OSWE has duly filed all reports required to be filed by it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, (the "Federal Securities Laws"). No such reports, or any reports sent to the shareholders of OSWE generally, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading.

         3.17 GTM hereby covenants that during the contract period, prior to closing, OSWE will not take any board action without CAC's approval in writing, pending selection of new officers and directors at closing.

                                   ARTICLE IV

              Obligations of the Parties Pending the Closing Date

         4.1 At all times prior to the Closing Date during regular business hours, each party will permit the other to examine its books and records and the books and records of its subsidiaries and will furnish copies thereof on request. It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information. During the term of this Agreement, and for four years following the termination of this Agreement, the recipient of such information shall protect such information


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from  disclosure  to  persons,  other  than  members  of its  own or  affiliated organizations and its professional advisers, in the same manner as it protects its own confidential or proprietary information from unauthorized disclosure, and not use such information to the competitive detriment of the disclosing party. In addition, if this Agreement is terminated for any reason, each party shall promptly return or cause to be returned all documents or other written records of such confidential or proprietary information, together with all copies of such writings and, in addition, shall either furnish or cause to be furnished, or shall destroy, or shall maintain with such standard of care as is exercised with respect to its own confidential or proprietary information, all copies of all documents or other written records developed or prepared by such party on the basis of such confidential or proprietary information. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made,
(b) information acquired by the party to whom the disclosure is made from other sources, or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without any wrongdoing by the party to whom the disclosure is made.

         4.2 GTM and CAC shall promptly provide each other with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other if it discovers that any of its representations, warranties and covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in any material respect.

         4.3 All parties to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use their best efforts in order to consummate the transactions contemplated hereby as promptly as practicable.

                                    ARTICLE V

                              Procedure for Closing

         5.1 At the Closing Date, the purchase and Sale shall be effected with common stock certificates of OSWE being delivered duly executed for 8,650,000 shares of common stock to CAC and the delivery of $160,000 in a cashier's check to GTM from CAC, together with delivery of all other agreements, schedules, warranties and representations set forth in this Agreement.




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                                   ARTICLE VI

                           Conditions Precedent to the
                          Consummation of the Exchange

         The following are conditions precedent to the consummation of the Agreement on or before the Closing Date:

         6.1 GTM shall have performed and complied with all of its respective obligations hereunder which are to be complied with or performed on or before the Closing Date and GTM and OSWE and CAC shall provide one another at the Closing with a certificate to the effect that such party has performed each of the acts and undertakings required to be performed by it on or before the Closing Date pursuant to the terms of this Agreement.

         6.2 This Agreement, the transactions contemplated herein shall have been duly and validly authorized, approved and adopted by the manager of GTM in accordance with the applicable laws.

         6.3 No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the transactions contemplated herein, or which might subject any of the parties hereto or their directors or officers to any material liability, fine, forfeiture or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have violated any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby, and the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

         6.4 All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and the form and substance of all legal proceedings and related matters shall have been approved by counsel for CAC.

         6.5 The representations and warranties made by CAC and GTM in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing Date, except to the extent that such representations and warranties may be untrue on and as of the Closing Date because of (1) changes caused by transactions suggested or approved in writing by CAC or (2) events or changes (which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of OSWE during or arising after the date of this Agreement.)

         6.7  OSWE shall furnish CAC with a certified copy of a


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resolution  or  resolutions  duly  adopted  by the Board of  Directors  of OSWE, approving  this  Agreement and the  representations  required of OSWE in Article
III.

         6.8 All outstanding liabilities of OSWE shall have been paid and released prior to closing.

         6.10 GTM shall cause OSWE to appoint, at closing, Ralph Shearing as President of OSWE and, subject to filing a Form 14f with the SEC and mailing to shareholders required thereby, shall appoint such persons directors as CAC may direct.

                                   ARTICLE VII

                           Termination and Abandonment

         7.1   Anything   contained   in   this   Agreement   to  the   contrary
notwithstanding, the Agreement may be terminated and abandoned at any time prior to the Closing Date:

                           (a)      By mutual consent of CAC and GTM;

                           (b) By either  party,  if any  condition set forth in
                  Article VI relating to the other party has not been met or has not been waived;

                           (c) By CAC, if any suit,  action or other  proceeding
                  shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated hereby;

                           (d) By any party, if there is discovered any material
                  error, misstatement or omission in the representations and warranties of another party;

                           (e) By any party if the Agreement Closing Date is not
                  within 30 days from the date hereof; or

         7.2 Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors or Manager, provided; however, that such action shall be taken only if, in the judgment of the Board of Directors or Manager taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the party waiving such term or condition.




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                                  ARTICLE VIII

                        Termination of Representation and
                        Warranties and Certain Agreements

         8.1 The respective representations and warranties of the parties hereto shall expire with, and be terminated and extinguished by consummation of the Agreement; provided, however, that the covenants and agreements of the parties hereto shall survive in accordance with their terms.

                                   ARTICLE IX

                                  Miscellaneous

         9.1 This Agreement embodies the entire agreement between the parties, and there have been and are no agreements, representations or warranties among the parties other than those set forth herein or those provided for herein.

         9.2 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. Counterparts shall include the execution of the Exchange Agreement and Representations by all shareholders.

         9.3 All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use its best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

         9.4 This Agreement may be amended upon approval of the Board of Directors of each party provided that the shares issuable hereunder shall not be amended without approval of CAC.

         9.5  Any  notices,   requests,  or  other  communications  required  or
permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:


To GeoTech Management Services Ltd.:

         c/o 4505 S. Wasatch Blvd., Suite #330
         Salt Lake City, UT  84124


copy to:          Michael A. Littman
                  Attorney at Law
                  10200 W. 44th Ave., #400
                  Wheat Ridge, CO 80033



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To CanArab Acquisitions Corp.

         P.O. 11569
         650 W. Georgia Street, Suite #450
         Vancouver, B.C., Canada V6B  4N8

copy to:



or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

         9.6 No press release or public statement will be issued relating to the transactions contemplated by this Agreement without prior approval of CAC and GTM. However, either CAC and GTM may issue at any time any press release or other public statement it believes on the advice of its counsel it is obligated to issue to avoid liability under the law relating to disclosures, but the party issuing such press release or public statement shall make a reasonable effort to give the other party prior notice of and opportunity to participate in such release or statement.

         9.7 It is the intent of the parties that the 8,650,000 shares purchased will be retired to treasury immediately after the closing.

         9.8 It is the intent of the parties that GTM and CAC will cause OSWE to issue 14,450,000 new common shares, pro rata, to the shareholders of CAC in consideration for the sale of the technology licenses by CAC to OSWE. Each CAC shareholder will be required to sign and execute a written consent and subscription agreement to receive OSWE shares.

         9.9 CAC agrees that it will cause to be issued 620,000 shares of common stock registered upon Form S-8 to Robert Beaton for his consulting services in arranging the acquisition, such shares to be issued within 15 days after closing hereunder.

         9.10 CAC hereby covenants and agrees that it will not enact or cause to be enacted any reverse split of the shares without written consent from GTM for a period of two (2) years hereafter.

         IN WITNESS WHEREOF, the parties have set their hands and


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seals this 22nd day of June, 1998.

                                GEOTECH MANAGEMENT SERVICES LTD.

                                By:/s/Nathan Drage
                                         Registered Agent

                                CANARAB ACQUISITIONS CORP.

                                By:/s/ Ralph Shearing
                                         President

                                Attest:________________________
                                         Secretary